Exhibit (a)(1)(xvi)

Amended and Restated

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

PeopleSoft, Inc.

at a Price of

$24.00 Net Per Share

by

Pepper Acquisition Corp.

A Wholly Owned Subsidiary of

Oracle Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON FRIDAY, NOVEMBER 19, 2004, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE  $0.01  PER  SHARE, WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE “SHARES”), OF PEOPLESOFT, INC. (THE “COMPANY”), WHICH, TOGETHER WITH THE SHARES THEN OWNED  BY  ORACLE  CORPORATION  (“PARENT”)  AND  ITS  SUBSIDIARIES (INCLUDING PEPPER ACQUISITION CORP. (THE “PURCHASER”)), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE COMPANY’S BOARD OF  DIRECTORS  REDEEMING  THE  ASSOCIATED  PREFERRED  STOCK PURCHASE RIGHTS OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER OF THE COMPANY AND THE PURCHASER (OR ONE OF ITS SUBSIDIARIES) AS DESCRIBED  HEREIN  AND  (III)  THE  PURCHASER  BEING  SATISFIED, IN ITS REASONABLE  DISCRETION,  THAT  SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW IS INAPPLICABLE TO THE MERGER OF THE COMPANY AND THE PURCHASER (OR ONE OF ITS SUBSIDIARIES) AS DESCRIBED HEREIN.

PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO  BE  OFFERED IN THE PROPOSED MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

THE DATE OF THE ORIGINAL OFFER TO PURCHASE IS JUNE 9, 2003. THE OFFER TO PURCHASE HAS BEEN AMENDED AND RESTATED AS OF NOVEMBER 3, 2004.

IMPORTANT

Any stockholder of the Company desiring to tender Shares in the Offer should either (i) complete and sign the Amended and Restated Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Amended and Restated Letter of Transmittal, and mail or deliver the Amended and Restated Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to American Stock Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Book-Entry Delivery” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated preferred stock purchase rights are currently evidenced by the certificates representing the Shares, and by tendering Shares a stockholder will also tender the associated preferred stock purchase rights. If the Distribution Date (as defined in “The Offer—Section 8—Preferred Stock Purchase Rights”) occurs, stockholders will be required to tender one associated preferred stock purchase right for each Share tendered in order to effect a valid tender of such Share.

Any stockholder who desires to tender Shares and whose certificates representing such Shares (or, if applicable, associated preferred stock purchase rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer—Section 3—Guaranteed Delivery”.

Any stockholder who has previously tendered Shares and has not withdrawn such Shares need not take any further action to receive the offer price of $24.00 per Share if Shares are accepted and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Amended and Restated Offer to Purchase. Additional copies of this Amended and Restated Offer to Purchase, the Amended and Restated Letter of Transmittal, the Amended and Restated Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

THIS AMENDED AND RESTATED OFFER TO PURCHASE AND THE RELATED AMENDED AND RESTATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

November 3, 2004

SUMMARY TERM SHEET

Pepper Acquisition Corp., a wholly owned subsidiary of Oracle Corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of PeopleSoft, Inc. (together with the associated preferred stock purchase rights) for $24.00 net per share in cash, upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal. The following are some of the questions you, as a PeopleSoft, Inc. stockholder, may have and answers to those questions. You should carefully read this Amended and Restated Offer to Purchase and the accompanying Amended and Restated Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Amended and Restated Offer to Purchase and the Amended and Restated Letter of Transmittal.

Who is offering to buy my securities?

Our name is Pepper Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of PeopleSoft, Inc. We are a wholly owned subsidiary of Oracle Corporation, a Delaware corporation. See “The Offer—Section 9”.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.01 per share, and the associated preferred stock purchase rights, of PeopleSoft, Inc. We refer to one share of PeopleSoft, Inc. common stock, together with the associated stock purchase right, as a “share” or “Share”. See “Introduction”.

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay you $24.00 per share in cash without brokerage fees, commissions or, except in certain circumstances, transfer taxes. See “Introduction”.

Do you have the financial resources to pay for the shares?

We will pay $24.00 per share, net to seller in cash, without interest, or $8.8 billion based on the outstanding shares of PeopleSoft, Inc. as of August 3, 2004. We will need up to approximately $9.2 billion to purchase all shares we estimate will be outstanding prior to the expiration date of the offer and to pay estimated fees and expenses related to the offer. Oracle Corporation expects to contribute or otherwise advance funds to enable us to consummate the offer. As of August 31, 2004, Oracle Corporation had cash and cash equivalents and short-term investments in the amount of $9.4 billion. In addition, Oracle Corporation has entered into a credit agreement with Credit Suisse First Boston and certain other syndicated lenders which provides a senior revolving credit facility to Oracle Corporation in the aggregate amount of $1.5 billion. Oracle Corporation could also raise funds through borrowings from other lenders or the issuance of securities. Oracle Corporation expects, based upon the combination of internally available cash as of August 31, 2004, cash generated since that date, borrowings under the senior revolving credit facility or any other credit facility, or the issuance of securities, to have sufficient cash on hand at the expiration of the offer to pay the offer price for all shares in the offer. The offer is not conditioned upon any financing arrangements. See “The Offer—Section 10.”

Is your financial condition relevant to my decision to tender in the offer?

Because the form of payment consists solely of cash and is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision whether to tender in the offer.

What does the Board of Directors of PeopleSoft, Inc. think of the offer?

On June 12, 2003, PeopleSoft, Inc. issued a press release, and filed a solicitation/recommendation statement with the SEC on Schedule 14D-9, announcing that its Board of Directors had voted to recommend that PeopleSoft, Inc.’s stockholders reject the offer at the original offer price of $16.00. On June 20, 2003, PeopleSoft, Inc. issued a press release, and filed an amendment with the SEC to its Schedule 14D-9, announcing that its Board of Directors had voted to recommend that PeopleSoft, Inc.’s stockholders reject the offer at the increased $19.50 per share offer price. On February 9, 2004, PeopleSoft, Inc. issued a press release and filed an amendment with the SEC to its Schedule 14D-9, announcing that its Board of Directors had voted to recommend that PeopleSoft, Inc.’s stockholders reject the offer at the increased $26.00 per share offer price. PeopleSoft, Inc. issued a press release on May 26, 2004, and filed an amendment with the SEC to its Schedule 14D-9, announcing that its Board of Directors had voted to recommend that PeopleSoft, Inc.’s stockholders reject the offer at the revised $21.00 per share offer price. On November 1, 2004, PeopleSoft, Inc. issued a press release announcing that its Board of Directors would meet to review and discuss the increased $24.00 per share offer price and advising its stockholders to take no action at that time. Oracle Corporation has indicated in public statements and in communications to the Board of Directors of PeopleSoft, Inc. that Oracle Corporation continues to desire to meet with the Board of Directors of PeopleSoft, Inc. to discuss the offer. Other than the public statements of PeopleSoft, Inc. and communications incident to the actions described below under “The Offer—Section 15—Legal Proceedings”, Oracle Corporation has received no response to these communications. See “The Offer—Section 11”.

Why are the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery being amended and restated?

There have been material developments relating to our offer since it was commenced on June 9, 2003, including price changes, regulatory developments and litigation outcomes, all of which we have reported in amendments to our tender offer statement on Schedule TO that have been filed with the SEC. We have amended and restated the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery to reflect those developments. See “Introduction”.

How long do I have to decide whether to tender in the offer?

You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on Friday, November 19, 2004. The offer will not be extended unless there are tendered and not withdrawn before the expiration of the offer a number of shares, which, together with the shares then owned by Oracle Corporation and its subsidiaries (including us), represents at least a majority of the total number of shares outstanding on a fully diluted basis. If a majority of the total number of shares outstanding on a fully diluted basis is tendered by November 19, 2004, we currently expect that the offer will be extended until the other principal conditions to the offer, which are described below, are satisfied. If the offer is extended, we will issue a press release announcing the extension at or before 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer—Section 1”.

We may elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer—Section 1”.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of shares, which, together with the shares then owned by Oracle Corporation and its subsidiaries (including us), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (ii) PeopleSoft, Inc.’s Board of Directors redeeming the associated preferred stock purchase rights or our being satisfied, in our reasonable discretion, that the rights have been invalidated or are otherwise inapplicable to the offer and the merger of PeopleSoft, Inc. and us (or one of our subsidiaries) as described herein and (iii) our being satisfied, in our reasonable discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the merger of PeopleSoft, Inc. and us (or one of our subsidiaries) as described herein. See “The Offer—Section 14”.

Is there an antitrust condition to the offer?

We have eliminated all conditions to the offer that relate to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and applicable foreign antitrust and competition statutes and regulations. In September 2004, a federal district court ruled in favor of Oracle Corporation in a case brought by the federal government and the governments of seven states. The court found that the plaintiffs failed to prove that Oracle Corporation’s acquisition of PeopleSoft, Inc. is likely to lessen competition substantially in interstate trade and commerce in violation of the Clayton Act. The government announced in October 2004 that it would not appeal that decision. The European Commission also announced in October 2004 that it had voted to clear Oracle Corporation’s acquisition of PeopleSoft, Inc. In light of these developments, we have substantially reduced the number of conditions to the offer. See “The Offer—Section 14”.

How will I be notified if the offer is extended?

If we decide to extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer—Section 1”.

How do I tender my shares?

To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other required documents, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three-trading-day period. See “The Offer—Section 3”.

If I already tendered my shares in the original offer, do I have to do anything now?

No. Shares previously tendered pursuant to the original Offer to Purchase and Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the offer as amended. Stockholders who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the offer price if shares are accepted for payment and paid for by us pursuant to the offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See “Introduction” and “The Offer—Section 3”.

Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the offer has expired and, following such expiration, you can withdraw them at any time until we accept such shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included. See “The Offer—Section 4”.

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer & Trust Company while you have the right to withdraw the shares. See “The Offer—Section 4”.

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn shares promptly after the expiration of the offer. See “The Offer—Section 2”.

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with American Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by American Stock Transfer & Trust Company of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Section 3—Book-Entry Delivery”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares. See “The Offer—Section 2”.

Will the offer be followed by a merger if all the PeopleSoft, Inc. shares are not tendered in the offer?

If we accept for payment and pay for at least a majority of the total outstanding shares on a fully diluted basis, Pepper Acquisition Corp. expects to be merged with and into PeopleSoft, Inc. If that merger takes place, Oracle Corporation will own all of the shares and all remaining stockholders (other than us, Oracle Corporation and stockholders properly exercising their appraisal rights) will receive the price per share paid in the offer. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company”.

If a majority of the total outstanding shares on a fully diluted basis are tendered and accepted for payment, will PeopleSoft, Inc. continue as a public company?

If the merger takes place, PeopleSoft, Inc. will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible for continued inclusion in the Nasdaq National Market, there may not be a public trading market for the shares, and PeopleSoft, Inc. may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7”.

If I decide not to tender, how will the offer affect my shares?

If the offer is successful, Pepper Acquisition Corp. expects to conclude a merger transaction in which all shares of PeopleSoft, Inc. will be exchanged for an amount in cash per share equal to the price per share paid in the offer. If the proposed second-step merger takes place, stockholders who do not tender in the offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if such merger takes place, the only difference between tendering and not tendering shares in the offer is that tendering stockholders will be paid earlier. If, however, the merger does not take place and the offer is consummated, the number of stockholders and of shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than Pepper Acquisition Corp., which may affect prices at which shares trade. Also, as described above, PeopleSoft, Inc. may cease making filings with the SEC or being required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7”.

What is the market value of my shares as of a recent date?

On June 5, 2003, the last full trading day before the announcement of our intention to commence the offer, the last reported sales price of PeopleSoft, Inc. common stock reported on the Nasdaq National Market was $15.11 per share. On October 29, 2004, the last full trading day before the announcement of the increased offer price per share of $24.00, the last reported sales price of PeopleSoft, Inc. common stock reported on the Nasdaq National Market was $20.77 per share. On November 2, 2004, the last full trading day before the date of this Amended and Restated Offer to Purchase, the last reported sales price of PeopleSoft, Inc. common stock reported on the Nasdaq National Market was $22.79 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

What are the federal income tax consequences of participating in the offer?

In general, your sale of shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer—Section 5”.

Who can I talk to if I have questions about the offer?

You can call MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free) or Credit Suisse First Boston LLC, the dealer manager for the offer, at (800) 881-8320 (toll-free). See the back cover of this Amended and Restated Offer to Purchase.

To the Stockholders of PeopleSoft, Inc.:

INTRODUCTION

We, Pepper Acquisition Corp. (the “Purchaser”), a Delaware corporation and wholly owned subsidiary of Oracle Corporation, a Delaware corporation (“Parent”), are offering to purchase all outstanding shares of common stock (the “Common Stock”), par value $0.01 per share, of PeopleSoft, Inc., a Delaware corporation (the “Company”), and the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the First Amended and Restated Preferred Shares Rights Agreement, dated as of December 16, 1997, between PeopleSoft, Inc. and BankBoston, N.A. as Rights Agent (the “Rights Agreement”), for $24.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase dated November 3, 2004 and the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). This Amended and Restated Offer to Purchase amends and restates the original Offer to Purchase dated June 9, 2003, the interim Amended and Restated Offer to Purchase dated July 24, 2003 and the interim Amended and Restated Offer to Purchase dated February 12, 2004 (collectively, the “Original Offer to Purchase”). The Amended and Restated Letter of Transmittal circulated with this Amended and Restated Offer to Purchase amends and restates the Letter of Transmittal circulated with the original Offer to Purchase and each interim Amended and Restated Letter of Transmittal circulated with each interim Amended and Restated Offer to Purchase (collectively, the “Original Letter of Transmittal”). The Offer was commenced on June 9, 2003. Stockholders who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Amended and Restated Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of Credit Suisse First Boston LLC (the “Dealer Manager”), the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 16”.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the Expiration Date (as defined below) a number of Shares, which, together with the Shares then owned by Parent and its subsidiaries (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) the Company’s Board of Directors redeeming the Rights or our being satisfied, in our reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the merger of the Company and us (or one of our subsidiaries) as described herein (the “Rights Condition”) and (iii) our being satisfied, in our reasonable discretion, that Section 203 of the Delaware General Corporation Law (the “Delaware Law”) is inapplicable to the merger of the Company and us (or one of our subsidiaries) as described herein (the “Section 203 Condition”).

According to the quarterly report filed on Form 10-Q under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Company on August 9, 2004, as of August 3, 2004 there were approximately 366,881,431 Shares outstanding.

Although the Original Letter of Transmittal only refers to the Original Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer as amended and will receive the offer price of $24.00 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer. Unless otherwise indicated, as used herein the term “Letter of Transmittal” refers to either the Original Letter of Transmittal or the Amended and Restated Letter of Transmittal.

Stockholders tendering their Shares according to the guaranteed delivery procedures set forth under “The Offer—Section 3—Guaranteed Delivery” may do so using either the original Notice of Guaranteed Delivery circulated with the Original Offer to Purchase or the Amended and Restated Notice of Guaranteed Delivery circulated herewith. Unless otherwise indicated, as used herein, the term “Notice of Guaranteed Delivery” refers to either such document.

Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $24.00 if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See “The Offer—Section 3”. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Amended and Restated Offer to Purchase.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company’s Board of Directors (the “Company Board”) and to seek to have the Company consummate a merger or other similar business combination with us (or one of our subsidiaries). Under the Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve a merger or other business combination without a vote of the Company Board or other stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of a merger or other business combination by the Company’s stockholders. Approval of a merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. Pursuant to such merger or business combination, outstanding Shares not owned by Parent or its subsidiaries (including us) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

Parent and the Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the proposed merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Parent, the Purchaser and the Company.

The Company has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

This Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.    Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. “Expiration Date” means 12:00 Midnight, New York City time, on Friday, November 19, 2004, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer—Section 14”, which include, among other things, satisfaction of the Minimum Tender Condition, the Rights Condition and the Section 203 Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer—Section 4”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the Securities and Exchange Commission (“SEC”), the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in “The Offer—Section 14” has not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

As of the date of this Amended and Restated Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock you are automatically tendering a similar number of Rights. If, however, the Rights detach and separate certificates evidencing the Rights are issued, tendering stockholders will be required to deliver Rights certificates with the Common Stock.

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in “The Offer—Section 4”. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived by us on or before the Expiration Date, (iii) we accept and promptly pay for all securities validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

Following the commencement of the Offer, the Company elected, in accordance with Rule 14d-5 under the Exchange Act, to provide holders of Shares with copies of the Original Offer to Purchase and the other tender offer materials. We are making a request to the Company for an updated stockholder list and security position listings for the purpose of disseminating the amended Offer to holders of Shares. To the extent required by applicable law or otherwise deemed advisable by the Purchaser and Parent, we will send this Amended and Restated Offer to Purchase, the related Amended and Restated Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the Expiration Date. For a description of our right to terminate the Offer and not accept for payment or pay for Shares, see “The Offer—Section 14”. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3”)) and, if the Distribution Date (as defined below) occurs, certificates for Rights (or a confirmation of book-entry transfer, if available, of such Rights into the Depositary’s account at the Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3”. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.

3.    Procedure for Tendering Shares.

Valid Tender of Shares.    To tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares (including, if the Distribution Date occurs, certificates for the Rights) to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Although the Original Letter of Transmittal only refers to the Original Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer as amended and will receive the offer price of $24.00 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer.

Stockholders tendering their Shares according to the guaranteed delivery procedures set forth under “The Offer—Section 3—Guaranteed Delivery” may do so using either the original Notice of Guaranteed Delivery circulated with the Original Offer to Purchase or the Amended and Restated Notice of Guaranteed Delivery circulated herewith.

Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $24.00 if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See “The Offer—Section 3”. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Amended and Restated Offer to Purchase.

Book-Entry Delivery.    The Depositary has established an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”). Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  (i)    such tender is made by or through an Eligible Institution;

 (ii)    a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

(iii)    the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq National Market (“Nasdaq”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup Withholding.    Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

4.    Withdrawal Rights. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date. Thereafter, such tenders may be withdrawn only if such Shares have not been accepted for payment as provided in this Amended and Restated Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by again following one of the procedures described in “The Offer—Section 3” at any time before the Expiration Date.

If we include a Subsequent Offering Period (as described in more detail in “The Offer—Section 1”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.    Certain Tax Considerations. The U.S. federal income tax discussion set forth below is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the Offer, including the effects of applicable state, local and other tax laws. The following discussion may not apply to certain stockholders. For example, the following discussion may not apply to you if you acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the Company, you are not a citizen or resident of the United States or you are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

Your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you tender Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if you hold the Shares as capital assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

A stockholder whose shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “The Offer—Section 3—Backup Withholding”.

6.    Price Range of Shares; Dividends. The Shares are listed and principally traded on Nasdaq under the symbol PSFT. The following table sets forth for the periods indicated the high and low sales prices per Share on Nasdaq as reported in published financial sources:

	High	Low
2002
First Quarter	$42.65	$27.00
Second Quarter	37.62	14.32
Third Quarter	21.75	12.25
Fourth Quarter	21.88	11.75
2003
First Quarter	22.50	15.14
Second Quarter	18.90	14.40
Third Quarter	19.89	16.26
Fourth Quarter	23.05	18.39
2004
First Quarter	24.04	17.43
Second Quarter	16.47	19.71
Third Quarter	20.15	15.39
Fourth Quarter (through November 2, 2004)	23.00	19.66

The Company has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

On June 5, 2003, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of the Common Stock reported on Nasdaq was $15.11 per share. On October 29, 2004, the last full trading day before our announcement of the increased offer price per share of $24.00, the last reported sales price of the Common Stock reported on Nasdaq was $20.77 per share. On November 2, 2004, the last full trading day before the date of this Amended and Restated Offer to Purchase, the last reported sales price of the Common Stock reported on Nasdaq was $22.79 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

7.    Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.    If the merger of the Company and us (or one of our subsidiaries) is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the merger does not take place and the Offer is consummated, the number of stockholders and of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in Nasdaq, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued inclusion in Nasdaq if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on Nasdaq will be discontinued. In the event the Shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or Nasdaq reporting. We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations.    The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning the Company. The information concerning the Company contained in this Amended and Restated Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary.

According to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “Company 10-K”), the Company was incorporated in the State of Delaware in 1987. The principal executive offices of the Company are located at 4460 Hacienda Drive, Pleasanton, California 94588-8618 and its telephone number is (925) 225-3000. According to the Company 10-K, the Company designs, develops, markets and supports enterprise application software products for use throughout large and medium sized organizations worldwide. These organizations include corporations, educational institutions and national, state, provincial and local government agencies. The Company offers comprehensive applications that enable organizations to manage critical business processes and analyze and enhance their relationships with customers, suppliers, employees and partners as well as consulting services to assist customers with implementation, training and support. The Company provides enterprise application software for customer relationship management, human capital management, financial management and supply chain management, each with a range of industry-specific features and functions. Within each of the Company’s application suites, the Company offers embedded analytics and portal applications. In addition, the Company offers a suite of products for application integration and analytic capability, including portal applications, an integration broker and enterprise warehouse products. The Company’s applications offer a high degree of flexibility, rapid implementation and scalability across multiple databases and operating systems.

Preferred Stock Purchase Rights.    The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is filed as Exhibit 1 to the Company’s registration statement on Form 8-A12G/A filed with the SEC on March 25, 1998.

On February 15, 1995, the Company Board declared a dividend of one Right to purchase one one-thousandth of a share of the Company’s Series A Participating Preferred Stock (“Series A Preferred”) for each outstanding share of Common Stock. The dividend was paid on February 27, 1995 to stockholders of record as of the close of business on that date. As described in the Preferred Shares Rights Agreement dated February 15, 1995 (the “1995 Agreement”), between the Company and The First National Bank of Boston, as Rights Agent, each Right entitled the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred. The Rights issued were registered pursuant to Section 12(g) of the Exchange Act on a Registration Statement on Form 8-A filed with the SEC on February 17, 1995. On December 16, 1997, the Company Board approved certain amendments to the 1995 Agreement to, among other things, increase the exercise price of the Rights to $190.00 per Right, increase the redemption price to $0.01 per Right, and add provisions designed to prevent a person or group that inadvertently acquires 20% or more of the Common Stock from being considered an Acquiring Person (as defined below) under the Rights Agreement. The Company and BankBoston, N.A., as successor to The First National Bank of Boston, entered into the Rights Agreement, which reflects the amendments.

The Rights will be evidenced by Common Stock certificates and not by separate certificates (“Rights Certificates”) until the earlier of: (i) 10 days following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding Common Stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by the Company Board) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock. The earlier of such dates is referred to as the “Distribution Date.”

According to the Company’s solicitation/recommendation statement on Schedule 14D-9 filed with the SEC on June 12, 2003, the Company Board took action on June 11, 2003, as permitted by the Rights Plan, to postpone the Distribution Date, which otherwise would have been triggered by the Offer, to that time immediately preceding consummation of any transaction or series of related transactions in which a Person (as defined in the Rights Plan) becomes, or will likely become (as determined by the Company’s board of directors), an Acquiring Person.

As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Stock issued prior to the Distribution Date will be issued with Rights. Common Stock issued after the Distribution Date and prior to the redemption or expiration of the Rights may be issued with Rights Certificates representing the number of Rights in respect of such Common Stock if such shares are issued (i) pursuant to the exercise of stock options or under any employee plans or arrangements or upon the exercise, conversion or exchange of other securities of the Company and (ii), in any other case, if deemed necessary or appropriate by the Company Board, unless (a) such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment and (b) appropriate adjustment has otherwise been made in lieu of the issuance of such Rights Certificates. Except as otherwise determined by the Company Board, no other Common Stock issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) February 15, 2005 (the “Final Expiration Date”), (ii) redemption of the Rights as described below or (iii) the time at which the Company Board orders the exchange of the Rights.

Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $190.00 per Right (adjusted from time to time as described below, the “Exercise Price”), one one-thousandth of a share of the Series A Preferred.

Unless the Rights are earlier redeemed, following any person becoming an Acquiring Person, each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter upon exercise have the right to receive, in lieu of one one-thousandth of a share of the Series A Preferred, Common Stock (or, in certain circumstances as determined by the Company Board, cash, other property or other securities) having a value equal to two times the Exercise Price.

Similarly, unless the Rights are earlier redeemed, in the event that, after the Share Acquisition Date (as defined below), (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company’s consolidated assets or earning power are sold, the Company will make proper provision so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Exercise Price.

At any time after the acquisition by an Acquiring Person of 20% or more of the Company’s outstanding Common Stock and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Stock, the Company Board may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

At any time on or prior to the close of business on the earlier of (i) the date of the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (the “Share Acquisition Date”) or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

The Exercise Price, the number of Rights, and the number of Series A Preferred or Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price.

No fractional portion less than integral multiples of one share of Common Stock will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder’s ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.

The provisions of the Rights Agreement may be supplemented or amended in any manner prior to the close of business on the Distribution Date without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended without the approval of Rights holders only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of Rights holders (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment equal to 1,000 times the per share amount to be distributed to the holders of the Common Stock. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which the shares of Common Stock are changed or exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per share of Common Stock.

Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

The Offer is conditioned upon, among other things, the Company Board redeeming the Rights or our being satisfied, in our reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the merger of the Company and the Purchaser (or one of our subsidiaries) as described herein.

Unless the Rights Condition is satisfied, Company stockholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 3. Unless the Distribution Date occurs, a tender of Common Stock will also constitute a tender of the Rights.

The Purchaser and Parent believe that, under the circumstances of the Offer and under applicable law, the Company Board has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the subsequent second-step merger), and the Purchaser is hereby requesting that the Company Board do so. However, there can be no assurance that the Company Board will redeem the Rights (or amend the Rights Agreement).

Additional Information.    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

9.    Certain Information Concerning the Purchaser and Parent.    The Purchaser is a Delaware corporation incorporated on June 4, 2003, with principal executive offices at 500 Oracle Parkway, Redwood City, CA 94065. The telephone number of its principal executive offices is (650) 506-7000. To date, the Purchaser has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of Parent.

Parent is a Delaware corporation incorporated on October 29, 1986, with principal executive offices at 500 Oracle Parkway, Redwood City, CA 94065. The telephone number of Parent’s principal executive offices is (650) 506-7000. Parent develops, manufactures, markets and distributes computer software that helps its customers manage and grow their businesses and manage their operations. Parent’s software products can be categorized into two broad areas: database technology software and applications software. Parent’s database technology software provides an internet platform for developing and deploying applications on the internet and on corporate intranets. Database technology software products include database management software, application server software and development tools that allow users to create, retrieve and modify the various types of data stored in a computer system. Parent’s applications software can be accessed with standard web browsers and can be used to automate business processes and to provide business intelligence for marketing, sales, order management, procurement, supply chain, manufacturing, service, human resources and projects. Parent offers a fully integrated suite of applications built upon a unified information architecture. Parent’s software runs on a broad range of computers, including mainframe computers, minicomputers, servers, workstations, personal computers, laptop computers and information appliances, such as hand-held devices and mobile phones. In addition to computer software products, Parent offers a range of consulting, education, support and other services. Parent also offers customers who choose not to install its applications on their own hardware outsourcing services that permit web browser access to Parent’s database technology and software applications hosted at sites that Parent operates or manages.

The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and the Purchaser and certain other information are set forth on Schedule I hereto.

On February 18, 1997, Parent purchased one Share for $45.50 through an ordinary brokerage transaction, and on December 11, 1997, received an additional Share in a 2-for-1 stock split. On June 5, 2003, Parent purchased one Share for $15.15 through an ordinary brokerage transaction. Except as set forth elsewhere in this Amended and Restated Offer to Purchase or Schedule I to this Amended and Restated Offer to Purchase: (i) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule I to this Amended and Restated Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the commencement of the Offer, there have been no transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Amended and Restated Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the commencement of the Offer, there have been no contracts, negotiations or transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Amended and Restated Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information.    Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in “The Offer—Section 8”.

10.    Source and Amount of Funds. We will pay $24.00 per share, net to seller in cash, without interest, or $8.8 billion based on the outstanding shares of PeopleSoft, Inc. as of August 3, 2004. We will need up to approximately $9.2 billion to purchase all shares we estimate will be outstanding prior to the Expiration Date of the Offer and to pay estimated fees and expenses related to the Offer. Parent expects to contribute or otherwise advance funds to enable the Purchaser to consummate the Offer. As of August 31, 2004, Parent had cash and cash equivalents and short-term investments in the amount of $9.4 billion. In addition, Parent has entered into a 364-Day Revolving Credit Agreement (the “Credit Agreement”) with Credit Suisse First Boston (an affiliate of Credit Suisse First Boston LLC) as Sole Lead Arranger, Sole Bookrunner, Administrative Agent and a Lender and certain other syndicated lenders named in the Credit Agreement. The Credit Agreement provides a 364-day senior revolving credit facility (the “Acquisition Facility”) to Parent (or to the Purchaser, and guaranteed by Parent) in the aggregate amount of $1.5 billion. Parent could also raise funds through borrowings from other lenders or the issuance of securities. Parent expects, based upon the combination of internally available cash as of August 31, 2004, cash generated since that date, borrowings under the Acquisition Facility or any other credit facility, or the issuance of securities, to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares in the Offer.

Borrowings under the Acquisition Facility will be unsecured, will mature on the date that is 364 days from the initial closing date of the Acquisition Facility and will bear interest at a rate per annum equal to, at the option of Parent, (i) the higher of Credit Suisse First Boston’s prime rate and the rate equal to the federal funds effective rate plus 1% or (ii) a rate based on certain rates offered for U.S. dollar deposits in the Eurodollar interbank market plus a margin which fluctuates based upon the relevant public debt credit ratings assigned by Moody’s and S&P from time to time (the “Ratings Grid”). Each syndicated lender is entitled to (i) a commitment fee on the unused portion of its commitment under the Acquisition Facility, payable quarterly and fluctuating based upon the Ratings Grid; and (ii) a utilization fee in respect of its total drawn commitment under the Acquisition Facility, payable quarterly, at such times (but only at such times) as more than 50% of the aggregate commitments in respect of the Acquisition Facility have been drawn and fluctuating based upon the Ratings Grid.

The Acquisition Facility contains representations and warranties customary for credit facilities of this nature, including no default or event of default; accuracy of financial statements; enforceability of the Acquisition Facility documentation; no material adverse change since the date of the last financial statements for the Parent and its subsidiaries made publicly available prior to the execution of the commitment letter; absence of material litigation; absence of undisclosed material liabilities or material contingent liabilities; no violation of material agreements or instruments; material compliance with laws; effectiveness of required regulatory approvals; use of proceeds; and material accuracy of information.

The Acquisition Facility also contains certain covenants, including use of proceeds; limitations on liens (with exclusions to the extent necessary to comply with margin lending regulations and certain other exceptions); mergers, consolidations, sales of all or substantially all assets; and limitation on transactions with related parties. In addition, the Acquisition Facility contains a total debt to total capitalization ratio limit of 40%.

It is anticipated that the borrowings described above will be refinanced or repaid from funds generated internally by Parent (including, after consummation of any merger or other business combination that may be proposed with respect to the Company, existing cash balances of and funds generated by the Company) or other sources, which may include the proceeds of the sale of securities. No decision has been made concerning this matter, and decisions will be made based on Parent’s review from time to time of the advisability of selling particular securities as well as on interest rates and other economic conditions.

A copy of the Credit Agreement is filed as Exhibit (b)(3) to our tender offer statement on Schedule TO filed by Parent and us pursuant to Rule 14d-3 under the Exchange Act with the SEC in connection with the Offer. Reference is made to such exhibit for a more complete description of the terms and conditions of the Acquisition Facility.

The Offer is not conditioned upon any financing arrangements.

11.    Background of the Offer.

Overview.    Parent announced its offer to acquire the Company on June 6, 2003, and has since extended and amended the Offer on numerous occasions. The consummation of the Offer has been delayed by antitrust investigation and enforcement proceedings which have now concluded, and as a result of which the Offer has been cleared from an antitrust perspective in the United States, the European Union and Canada. Parent has since the inception of the Offer sought to discuss and negotiate the terms of the Offer with the Company Board, but to date the Company Board has declined to enter into such discussions. In light of the recent regulatory clearances, Parent and the Purchaser are now making their best and final offer of $24.00 per Share. Parent and the Purchaser will withdraw the Offer if the Minimum Tender Condition is not satisfied as of 12:00 Midnight, New York City time on Friday, November 19, 2004.

Prior Contacts.    As part of the continuous evaluation of its businesses and plans, Parent regularly considers a variety of strategic options and transactions. In recent years, as part of this process, Parent has evaluated various alternatives for expanding its applications business, including through acquisitions. Following an inquiry initiated by the Company, on June 5, 2002, Parent and the Company entered into a mutual nondisclosure agreement. On the following day, representatives of the two companies met for an introductory discussion concerning the possibility of combining the applications businesses of the two companies. The discussion was general in nature, and valuation was not discussed. No material nonpublic information was exchanged between the parties. On June 7, 2002, the chief executive officers of the two companies had a brief telephone discussion in which they concluded that there was no mutually acceptable basis for such a combination. After June 7, 2002, there were no further discussions between the companies on this subject, although Parent has continued to monitor developments at the Company and in the industry.

J.D. Edwards Transaction.    On June 2, 2003, the Company and J.D. Edwards & Company (“J.D. Edwards”) announced that they had entered into the Agreement and Plan of Merger, dated June 1, 2003, by and among the Company, J.D. Edwards and Jersey Acquisition Corporation (the “Original Merger Agreement”), pursuant to which J.D. Edwards stockholders were to receive 0.860 Shares for each outstanding share of J.D. Edwards common stock.

On June 6, 2003, Parent issued a press release announcing its intention to commence the Offer at $16.00 per Share, and sent a letter to the Company Board suggesting a meeting. On June 9, 2004, Parent filed its original Offer to Purchase with the SEC reflecting an offer price of $16.00 per Share and an Expiration Date of 12:00 Midnight, New York City Time, Monday, July 7, 2003. The Expiration Date has since been extended on numerous occasions.

On June 12, 2003, the Company issued a press release, and filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC, announcing that the Company Board had voted to recommend that the Company’s stockholders reject the Offer at the original offer price of $16.00 per Share.

On June 16, 2003, the Company and J.D. Edwards announced that they had entered into an amended merger agreement. The amended merger agreement provided that Jersey Acquisition Corporation, a wholly owned subsidiary of the Company, would commence an exchange offer for shares of J.D. Edwards capital stock (the “J.D. Edwards Exchange Offer”). One consequence of the amended merger agreement was that approval of the stockholders of the Company would no longer be required.

On June 18, 2003, Parent issued a press release announcing that the offer price for the Offer had been increased to $19.50 per Share. On June 20, 2003, the Company issued a press release, and filed an amendment to its Schedule 14D-9 with the SEC, announcing that the Company Board had voted to recommend that the Company’s stockholders reject the offer at the increased $19.50 per Share offer price.

On June 30, 2003, Parent announced that it had received a request for additional information under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), in connection with the Offer. On

July 14, 2003, the Company and J.D. Edwards announced that they had been granted early termination of the required waiting period under the HSR Act with respect to the J.D. Edwards Exchange Offer.

On July 18, the Company announced that it had completed the J.D. Edwards Exchange Offer, that it had accepted 88% of the J.D. Edwards common stock for payment and that it intended to complete a second-step merger in which J.D. Edwards would become a wholly owned subsidiary of the Company. On August 29, 2003, the Company announced that, following the July 18 completion of the J.D. Edwards Exchange Offer, it had purchased all remaining shares not tendered in the J.D. Edwards Exchange Offer.

2004 Company Stockholder Meeting.    On November 17, 2003, the Company disclosed in a filing with the SEC that the Company Board had approved an amendment to the Company’s bylaws on November 5, 2003. The amendment related to the stockholders’ advance notice deadline for nominating candidates for election to the Company Board. The Company’s SEC filing stated that its Board had determined that the advance notice period for director nominations should be lengthened in order to provide the stockholders with a “sufficient amount of time to consider the issues raised by any nomination”. The effect of the amendment was to increase the minimum advance period from 20 days before the meeting to 120 days before the anniversary of the prior year’s annual meeting.

On January 23, 2004, Parent notified the Company of its intention to nominate five candidates (the “Independent Candidates”) at the Company’s 2004 Annual Meeting of Stockholders (the “2004 Annual Meeting”) and to propose that the Company’s bylaws be amended (“Parent’s Bylaw Proposal”). On January 26, 2004, the Notice was delivered to the Company by courier. The Notice indicated Parent’s intent to nominate four of the Independent Candidates, Richard L. Clemmer, Roger Noall, Laurence E. Paul and Artur Raviv, to the Class II directorships to be elected at the 2004 Annual Meeting. The Notice also indicated Parent’s intent to present a stockholder proposal involving the amendment of the Company’s bylaws to provide that newly created directorships be filled only by a vote of the stockholders and to increase the size of the Company Board from eight to nine members. Parent indicated its intent to nominate the fifth Independent Candidate, Duke K. Bristow, to immediately fill the newly created seat.

On January 30, 2004, the Company announced that the 2004 Annual Meeting would be held on March 25, 2004, approximately two months prior to the anniversary of the prior year’s annual meeting. On the same date, the Company also announced a record date of February 10, 2004 (the “Record Date”) for the purpose of determining stockholders entitled to vote at the 2004 Annual Meeting. Also on January 30, 2004, the Company also filed a preliminary proxy statement with the SEC. The Company’s preliminary proxy statement stated that the Company Board had nominated the Company’s incumbent Class II directors for election at the 2004 Annual Meeting and indicated its recommendation against the Independent Candidates nominated by Parent and against Parent’s Bylaw Proposal.

On February 4, 2004, Parent issued a press release announcing that the offer price for the Offer had been increased to $26.00 per Share and that Parent and the Purchaser had extended the Expiration Date to 12:00 Midnight, New York City Time, Friday, March 12, 2004. Parent again sent a letter to the Company Board indicating an interest in meeting.

On February 9, 2004, the Company issued a press release, and filed an amendment to its Schedule 14D-9 with the SEC, announcing that the Company’s Board of Directors had voted to recommend that the Company’s stockholders reject the Offer at the increased $26.00 per Share offer price.

On February 26, 2004, the federal government and the governments of seven states filed a complaint against Parent in the United States District Court for the Northern District of California, San Francisco Division. The complaint alleged that Parent’s and Purchaser’s proposed acquisition of the Company would lessen competition substantially in interstate trade and commerce in violation of Section 7 of the Clayton Act and sought, among other relief, an injunction barring Parent from carrying out the proposed acquisition.

On February 26, 2004, Parent announced that it would challenge the government’s lawsuit to block the proposed acquisition. Parent also announced that, since the lawsuit would extend beyond the Company’s annual meeting of stockholders on March 25, 2004, it was withdrawing its nomination of the five Independent Candidates to the Company’s Board of Directors and withdrawing its proposal to amend the Company’s bylaws.

On May 14, 2004, Parent issued a press release announcing that the offer price for the Offer had been revised to $21.00 per Share and that Parent and Purchaser had extended the Expiration Date of the Offer to 12:00 Midnight, New York City time, on Friday, July 16, 2004. On May 26, 2004, the Company issued a press release, and filed an amendment with the SEC to its Schedule 14D-9, announcing that its Board of Directors had voted to recommend that the Company’s stockholders reject the Offer at the revised $21.00 per Share offer price.

U.S. Antitrust Trial and Decision.    On June 7, 2004, trial in the case of United States of America, et al. v. Oracle Corporation began in the United States District Court, Northern District of California, San Francisco Division, the Honorable Vaughn R. Walker, Chief Judge, presiding. On September 9, 2004 Judge Walker issued his decision concluding that the U.S. government and the governments of seven states failed to prove that Parent’s acquisition of the Company is likely to lessen competition substantially in interstate trade and commerce in violation of the Clayton Act.

On the same date, the chairman of the board and the chief executive officer of Parent delivered the following letter addressed to the Board of Directors of the Company:

September 9, 2004

Board of Directors

PeopleSoft, Inc.

4460 Hacienda Drive

Pleasanton, California 94588

Members of the Board:

Today’s Federal District Court antitrust ruling in Oracle’s favor addressed the primary reason you have cited in recommending against our offer. With the removal of the U.S. antitrust issue and given our commitment to acquire PeopleSoft, we are hopeful that a transaction can occur.

In light of recent trends and events, we urge the Board to reconsider its previous recommendation. We believe our offer provides full and fair value and that further delay is not in the best interests of PeopleSoft’s stockholders, customers, and employees.

We look forward to meeting with you at your earliest convenience to discuss our offer.

Sincerely,

Jeff Henley	Larry Ellison
Chairman of the Board	Chief Executive Officer

On October 1, 2004, the United States Department of Justice, Antitrust Division, announced that it would not appeal the decision in favor of Parent in United States of America, et al. v. Oracle Corporation.

European Commission Clearance.    On October 26, 2004, the European Commission announced that it had voted to clear Parent’s proposed acquisition of the Company.

On October 31, 2004, the chairman of the board and the chief executive officer of Parent delivered the following letter addressed to the Company Board:

October 31, 2004

Board of Directors

PeopleSoft, Inc.

4460 Hacienda Drive

Pleasanton, California 94588

Members of the Board:

For almost 17 months the owners of PeopleSoft—the stockholders—have been denied the opportunity to consider our offer, while we have fought our way through a variety of regulatory obstacles actively promoted by the PeopleSoft Board of Directors. Those obstacles no longer exist. Last week the European Commission voted to clear Oracle’s bid for PeopleSoft. This decision, coupled with the decision of the U.S. Department of Justice not to appeal Judge Walker’s decision, means that now the PeopleSoft Board of Directors is the only obstacle to stockholder consideration of our offer.

The time has come to bring this matter to a conclusion by allowing the stockholders to decide. We will announce tomorrow morning our best and final offer to acquire all of the shares of PeopleSoft. The principal elements of our offer include:

•	We have increased the price of our fully-financed cash offer to $24.00 per share. This price represents nearly a 60% premium to the trading price for PeopleSoft shares prior to our offer and a significant premium to recent trading prices, and is in excess of the 52-week closing price high for PeopleSoft shares. More importantly, we believe it represents a substantial premium to the price at which those shares would trade were it not for our offer. This is our best and final offer and it will not be increased.

•	In light of recent regulatory developments we will eliminate most of the conditions to our offer. The principal remaining conditions to our offer will be the Minimum Tender Condition, the Rights Condition and the Section 203 Condition.

•	Our amended offer will expire at midnight EST on Friday, November 19. If the Minimum Tender Condition is satisfied at that time—meaning that the holders of a majority of PeopleSoft’s outstanding shares have tendered their shares in our offer—and the Board of Directors of PeopleSoft has failed to remove the poison pill and Section 203 obstacles to our offer to permit us to acquire the tendered shares, then we will look to the Delaware Chancery Court to take appropriate action.

•	If the Minimum Tender Condition has not been satisfied by midnight EST on November 19, 2004, we will withdraw our offer.

We are willing to let PeopleSoft’s stockholders decide the outcome, and to withdraw our offer if it does not receive majority support. We think it is incumbent on the PeopleSoft Board to show at least equal deference to the will of its own stockholders.

Our preference, as we have maintained since our original communication with you on June 6, 2003, is to enter into a merger agreement with PeopleSoft. You have to date refused to negotiate with us. Although our $24 price is final and non-negotiable, we are ready to negotiate the other terms of a merger agreement with you, and can provide you with a draft merger agreement promptly.

We continue to be committed to supporting PeopleSoft’s customers and products. We intend to develop and introduce a next generation of PeopleSoft products—PeopleSoft 9—and in connection with that effort we intend to maintain an engineering organization at the Pleasanton campus.

We believe that the value and certainty of our offer are far preferable to PeopleSoft’s uncertain future as an independent company. We look forward to a prompt response to this proposal.

Sincerely,

Jeff Henley	Larry Ellison
Chairman of the Board	Chief Executive Officer

On November 1, 2004, Parent issued a press release announcing that the offer price for the Offer had been increased to $24.00 per Share, which represents its best and final offer, and that Parent and Purchaser were amending the Offer to eliminate most of the conditions to the Offer and to extend the Expiration Date of the Offer to 12:00 Midnight, New York City time, on Friday, November 19, 2004. If a majority of the total outstanding Shares on a fully diluted basis have been tendered into and not withdrawn from the Offer by the Expiration Date and the Company Board has failed to remove the poison pill and Delaware Section 203 obstacles to the Offer, Parent stated that it will look to the Delaware Chancery Court to take appropriate action. If less than a majority of the total outstanding Shares on a fully diluted basis have been tendered by the Expiration Date, Parent and the Purchaser stated that they will withdraw the Offer.

On November 1, 2004, the Company issued a press release announcing that the Company Board would meet to review and discuss the increased $24.00 per share offer price and advising its stockholders to take no action at that time.

Parent has indicated in public statements and in communications to the Company Board that Parent continues to desire to meet with the Company Board to discuss the Offer. Other than the public statements of the Company and communications incident to the actions described below under “The Offer—Second 15—Legal Proceedings”, Parent has received no response to these communications.

12.    Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights.

Purpose of the Offer; Plans for the Company.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate a merger or other business combination with us (or one of our subsidiaries). Pursuant to such merger, the outstanding Shares not owned by Parent or its subsidiaries (including us) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

Whether or not we propose a merger or other similar business combination with the Company, we currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the Company Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Company Board.

In connection with our consideration of the Offer, we have developed a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Parent plans to extend the support period for some of the Company’s products and to incorporate advanced features from the Company’s products into future versions of the Oracle eBusiness Suite. Parent plans to continue to enhance and offer the Company’s products for sale. Parent intends to develop and introduce a next generation of the Company’s products—PeopleSoft 9—and in connection with that effort Parent intends to maintain an engineering organization in Pleasanton. The Company’s customers will have the option of migrating to the Oracle eBusinessSuite. Parent also plans to reduce operating expenses substantially. If we acquire control of the Company, we intend to conduct a detailed review of the Company and its business, technology, properties and personnel and evaluate our plan in light of the circumstances which then exist.

Except as described above or elsewhere in this Amended and Restated Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

Statutory Requirements; Approval of the Merger.    Under the Delaware Law and the Company’s Certificate of Incorporation, if the Section 203 Condition is satisfied, a merger of the Company would require the approval of the Company Board and the holders of a majority of the outstanding Shares. If we acquire, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, we would have sufficient voting power to approve a merger of the Company without the affirmative vote of any other stockholder of the Company. In addition, under the Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve the merger of the Company without a vote of the Company Board or other stockholders. If we acquire control of the Company, we currently intend that, prior to the acquisition of the entire equity interest in the Company, no dividends will be declared on the Shares.

Section 203 could significantly delay our ability to acquire the entire equity interest in the Company. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer or the proposed merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate a merger or other business combination with the Company. We believe we would be able to cause the consummation of such a merger or other business combination if we own a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by us or our affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the date we became an interested stockholder.

On the other hand, if we waive the Section 203 Condition and purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with the Company, we may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by the Company. We have not determined whether we would take any of the actions described above under such circumstances.

We are hereby requesting that the Company Board approve the Offer and take any other action necessary to render Section 203 inapplicable to a merger or other business combination with the Company. There can be no assurance that the Company Board will grant such approval or take such other action.

The exact timing and details of any merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer. Although we currently intend to propose a merger or similar business combination generally on the terms described above, it is possible that, as a result of substantial delays in our ability to effect such a transaction, actions the Company may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. We reserve the right not to propose a merger or other similar business combination with the Company or to propose such a transaction on terms other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other similar business combination consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value more or less than the amount referred to above.

Appraisal Rights.    You do not have appraisal rights as a result of the Offer. However, if a merger involving the Company is consummated, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise under the Delaware Law comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the Delaware Law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

The foregoing discussion is not a complete statement of the Delaware Law or U.S. federal law and is qualified in its entirety by reference to the Delaware Law and applicable U.S. federal law.

13.    Dividends and Distributions. If, on or after November 1, 2004, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than (i) employee stock options in the ordinary course of business and (ii) Shares issued pursuant to and in accordance with employee stock options), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “The Offer—Section 14”, we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

If, on or after November 1, 2004, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under “The Offer—Section 14”, (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

14.    Conditions of the Offer. Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum Tender Condition, the Rights Condition or the Section 203 Condition shall not have been satisfied, or if, at any time on or after November 1, 2004, and before the expiration of the Offer, any of the following conditions exist:

(i)    any provision of any applicable law or regulation or any judgment, injunction, order or decree shall prohibit the consummation of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of any merger or other similar business combination involving the Company; or

(ii)    the Company or any of its subsidiaries has taken or agreed to take any of the following deliberate actions (each, an “Extraordinary Action”) or we become aware that the Company or any of its subsidiaries has taken or agreed to take any Extraordinary Action which was not publicly announced prior to November 1, 2004: (a) issued, sold or authorized any additional Shares or other voting securities or any securities convertible into, or rights to acquire, conditional or otherwise, any of the foregoing (other than the issuance of employee stock options in the ordinary course of business and the exercise of employee stock options), (b) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (c) declared, paid or proposed any dividend or other distribution on any shares of capital stock of the Company (other than a distribution of the Rights Certificates or a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect prior to November 1, 2004), (d) altered or proposed to alter any material term of any outstanding security (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed second-step merger with the Purchaser described herein), (e) except as may be required by law, taken any action to adopt or amend any employment, severance or similar benefit plan (including any employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Securities Act of 1974 of the Company or any of its subsidiaries) with its employees other than to the extent publicly disclosed prior to November 1, 2004, or adopted or amended any such plans to provide for increased benefits to employees as a result of or in connection with the Offer, the acquisition of Shares by us or our consummation of any merger or other similar business combination involving the Company, (f) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or equivalent documents) which has not been disclosed prior to November 1, 2004 (in each case, other than to amend the Rights or the Rights Agreement to make the Rights inapplicable to the Offer and the proposed second step merger with the Purchaser described herein), or (g) entered into, or announced or proposed, any agreement with respect to a merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract, intellectual property or other right of the Company or any of its subsidiaries; or

(iii) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

which, in Parent’s or the Purchaser’s reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Parent, the Purchaser and their affiliates and may be asserted by us or Parent in our reasonable discretion regardless of the circumstances (including any action or omission by Parent or us) giving rise to any such conditions or may be waived by us in our reasonable discretion in whole or in part at any time or from time to time before the Expiration Date (provided that all conditions to the Offer must be satisfied or waived prior to expiration of the Offer). We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

15.    Certain Legal Matters; Regulatory Approvals.

General.    Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes”, such approval or other action will be sought. There is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 14”.

State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and the Company, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and the Company, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares.

Antitrust.    Pursuant to the requirements of the HSR Act, Parent filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on June 12, 2003 and supplemented such filing on June 13, 2003. On June 30, 2003, the Antitrust Division extended the waiting period applicable to the purchase of Shares pursuant to the Offer by requesting additional information relevant to the Offer from Parent and the Company.

On February 26, 2004, the federal government and the governments of seven states filed a complaint against Parent in the United States District Court for the Northern District of California, San Francisco Division. The complaint alleged that Parent’s and the Purchaser’s proposed acquisition of the Company would lessen competition substantially in interstate trade and commerce in violation of Section 7 of the Clayton Act and sought, among other relief, an injunction barring Parent from carrying out the proposed acquisition. On March 4, 2004 Parent filed an answer to the complaint seeking a judgment in Parent’s favor, a declaration that Parent’s proposed acquisition of the Company does not violate Section 7 of the Clayton Act or any other applicable law and for such other relief as may be appropriate under the circumstances.

On September 9, 2004, the United States District Court for the Northern District of California, the Honorable Vaughn R. Walker, Chief Judge, presiding, issued its decision in United States of America, et al. v. Oracle Corporation. The court ruled in favor of Parent, finding that the federal government and the governments of seven states failed to prove that Parent’s acquisition of the Company is likely to lessen competition substantially in interstate trade and commerce in violation of the Clayton Act.

On October 1, 2004, the United States Department of Justice, Antitrust Division, announced that it will not appeal the decision of the United States District Court for the Northern District of California in United States of America, et al. v. Oracle Corporation.

Legal Proceedings.    The following legal proceedings have been initiated since the commencement of the Offer on June 9, 2003.

On June 12, 2003, J.D. Edwards filed a Complaint and Jury Demand in the District Court for the City and County of Denver, Colorado against Parent and the Purchaser. The Complaint and Jury Demand alleged that the defendants committed intentional interference with contract, intentional interference with the prospective business relations of J.D. Edwards and intentional interference with the prospective business relations of the Company by virtue of commencing the Offer. The Complaint and Jury Demand sought compensatory and punitive damages. On August 15, 2003, following the acquisition of J.D. Edwards by the Company, Parent, the Purchaser and J.D. Edwards filed a joint stipulation requesting that the court dismiss without prejudice the Complaint and Jury Demand. On August 21, 2003, the Court granted the request and dismissed without prejudice the Complaint and Jury Demand.

Also on June 12, 2003, J.D. Edwards filed a Complaint in the Superior Court of the State of California, County of San Mateo against Parent, the Purchaser, Lawrence J. Ellison and Charles Phillips. The Complaint alleged that the defendants have engaged in unfair competition, intentional interference with prospective economic advantage and negligent interference with prospective economic advantage by virtue of commencing the Offer. The Complaint sought compensatory damages, restitution, and an injunction to enjoin the defendants from proceeding with the Offer. On August 12, 2003, following the acquisition of J.D. Edwards by the Company, Parent, the Purchaser and J.D. Edwards filed a joint stipulation requesting that the court dismiss without prejudice the Complaint. On August 14, 2003, the court granted the request and dismissed without prejudice the Complaint.

On June 13, 2003, the Company filed a Complaint in the Superior Court of the State of California, County of Alameda against Parent and the Purchaser (the “Alameda Action”). The Complaint alleged that the defendants have engaged in violations of the California Business and Professions Code, intentional interference with contractual relations, intentional interference with prospective economic advantage, negligent interference with prospective economic advantage and trade libel by virtue of commencing the Offer. The Complaint sought damages, punitive damages and an injunction to enjoin the defendants from proceeding with the Offer, among other activities. On August 12, 2003, the Company filed a First Amended Complaint in the action on behalf of itself and J.D. Edwards (which the Company had since acquired) containing factual allegations, claims and requests for relief substantially similar to those contained in the Complaint. On September 11, 2003, Parent and the Purchaser filed a demurrer to the First Amended Complaint on the grounds that the allegations set forth therein fail to state facts sufficient to constitute causes of action against Parent and the Purchaser. On November 11, 2003, the court overruled in part, sustained with leave to amend in part and sustained without leave to amend in part the demurrer filed by Parent and the Purchaser. On December 12, 2003, the Company filed a Second Amended Complaint on behalf of itself and J.D. Edwards alleging that Parent and the Purchaser have engaged in violations of the California business and professions code, intentional interference with prospective economic advantage and trade libel by virtue of commencing the tender offer. The Second Amended Complaint seeks damages, punitive damages, and an injunction to enjoin the defendants from proceeding with the Offer, among other activities. On January 20, 2004, Parent and the Purchaser filed a demurrer to the Second Amended Complaint on the grounds that the allegations set forth therein fail to state facts sufficient to constitute causes of action against Parent and Purchaser, and a motion to strike the paragraphs of the Second Amended Complaint seeking relief on the grounds that they contain irrelevant subject matter and request relief that is not supported by the allegations of the Second Amended Complaint. The demurrer and motion to strike are pending. On February 25, 2004, the court overruled the demurrer and denied the motion to strike, and Parent and the Purchaser filed an answer on March 30, 2004. On April 1, 2004, Parent and the Purchaser filed a cross complaint against the Company for interference with prospective economic advantage, disparagement, false advertising, trade libel, and various violations of the business and professions and civil codes, and are seeking damages and equitable relief. The Company answered the cross complaint on April 29, 2004. Trial in the action is scheduled to begin on January 10, 2005. Parent and the Purchaser believe they have meritorious defenses and meritorious cross claims in the action and Parent and the Purchaser will vigorously defend and prosecute such action.

On June 18, 2003, Parent and the Purchaser filed a Complaint in the Court of Chancery of the State of Delaware, New Castle County, against the Company, Craig A. Conway, David A. Duffield, Aneel Bhusri, Steven D. Goldby, A. George Battle, Frank J. Fanzilli, Cyril J. Yansouni and J.D. Edwards. The Complaint alleged that the defendants breached their fiduciary duties to Company stockholders, and in the case of J.D. Edwards, aided and abetted breaches of fiduciary duties by the other defendants, by, among other things, failing to accept or even adequately to consider the Offer, amending the Original Merger Agreement to deny Company stockholders a vote on the proposed merger between the Company and J.D. Edwards and wasting the Company’s corporate assets by initiating unreasonable rebate programs for customers in a further attempt to thwart the Offer. The Complaint sought declaratory and injunctive relief, including, among other things, rescission of the Amended Merger Agreement and redemption of the preferred stock rights. On June 25, 2003, the Company, J.D. Edwards and the other defendants filed answers to the Complaint. On November 10, 2003, Parent and the Purchaser filed a motion for preliminary injunction and for leave to file an amended complaint seeking an expedited discovery and hearing schedule for claims it sought to bring against the Company in connection with the Company’s new and unprecedented customer rebate program, a stock repurchase program and certain amendments to its by-laws. On December 8, 2003, Parent and the Purchaser filed a revised motion for leave to file an amended complaint attaching the Amended Complaint. The Amended Complaint contains factual allegations, claims and requests for relief substantially similar to those in the Complaint, except that J.D. Edwards is not named as a defendant and Parent and the Purchaser do not seek recission of the Amended Merger Agreement. The Amended Complaint further alleges that the Company, Craig A. Conway, David A. Duffield, Aneel Bhusri, Steven D. Goldby, A. George Battle, Frank J. Fanzilli and Cyril J. Yansouni intentionally interfered with the stockholder franchise and committed other violations of Delaware law by, among other things, authorizing and implementing new and unprecedented customer rebate programs, a stock repurchase program and certain amendments to its by-laws in a further attempt to thwart the tender offer and entrench themselves. The Amended Complaint seeks declaratory and injunctive relief, including, among other things, discontinuation of the rebate programs and redemption of the preferred stock rights. On December 19, 2003, the court issued an order upon a joint stipulation submitted by the Company, Parent and the Purchaser, setting a schedule for further discovery in the action and reserving the period March 29, 2004, to

April 9, 2004, for a possible trial on the claims in the Amended Complaint. On June 18, 2004, Parent and the Purchaser filed an amended complaint alleging breach of fiduciary duty and other claims against the Company and its board of directors based upon the defendants’ failure to redeem the Company’s poison pill and other structural defensive measures, and their continued use of other improper defensive measures, including the customer assurance program. The amended complaint seeks injunctive and declaratory relief against the defendants, including redemption of the poison pill and an injunction banning further use of the customer assurance program. Trial was held in the action beginning on October 4, 2004 and ending on October 15, 2004. No schedule for post trial briefing has been set, and no decision has been issued. The court has set a status conference for November 12, 2004. Parent and the Purchaser believe that they have meritorious claims in the action and Parent and the Purchaser will vigorously defend and prosecute such action.

Also on June 18, 2003, the State of Connecticut filed a Complaint in the United States District Court for the District of Connecticut against Parent and the Purchaser. The Complaint alleges that the defendants have violated Section 7 of the Clayton Act and Section 3 of the Connecticut Antitrust Act. The Complaint seeks declaratory and injunctive relief, including an order permanently enjoining the defendants from acquiring the Company. On August 4, 2003 the State of Connecticut filed an Amended Complaint. In response to that action, Parent and the Purchaser filed a Defendant’s Motion to Dismiss on August 18, 2003. This action is at an early stage, and there have been no rulings issued on the parties’ substantive claims. Parent and the Purchaser filed a motion to dismiss the action on August 18, 2003, and the motion was fully briefed when, on March 18, 2004, the State of Connecticut voluntarily dismissed its action without prejudice and subsequently joined in the federal antitrust action described in the prior section.

Other.    Based upon our examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries. Parent has filed notifications in Australia, Brazil and Canada, and a notification of a concentration on Form CO with the European Commission, with respect to the Offer. On October 26, 2004, the European Commission announced that it had voted to clear Parent’s proposed acquisition of the Company. On October 28, 2004, the Canadian Bureau of Competition announced that there were not sufficient grounds on such date to initiate proceedings before the Competition Tribunal with respect to Parent’s proposed acquisition of the Company under the merger provisions of the Competition Act, which provides for a three-year period during which the Commissioner of Competition may bring the matter before the Competition Tribunal. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain other foreign jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. We will continue to seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained.

Any merger or other similar business combination that we propose would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

16.    Fees and Expenses. Credit Suisse First Boston LLC is acting as our financial advisor and is acting as Dealer Manager in connection with the Offer and will receive customary fees in connection with this engagement. We have agreed to reimburse Credit Suisse First Boston LLC for out-of-pocket expenses incurred in connection with the Offer and to indemnify Credit Suisse First Boston LLC against certain liabilities, including certain liabilities under the U.S. federal securities laws.

We have retained MacKenzie Partners, Inc. to act as the information agent and American Stock Transfer & Trust Company to act as the depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17.    Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Amended and Restated Offer to Purchase or in the Amended and Restated Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC, and subsequently amended from time to time, a tender offer statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer—Section 9” of this Amended and Restated Offer to Purchase.

PEPPER ACQUISITION CORP.

November 3, 2004

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and officer is care of Oracle Corporation, 500 Oracle Parkway, Redwood City, CA 94065. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. None of the directors and officers of Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States, except for Sergio Giacoletto, who is a citizen of Switzerland, Derek H. Williams, who is a citizen of the United Kingdom, and Juergen Rottler, who is a citizen of Germany. Directors are identified by an asterisk.

Directors and Executive Officers of Parent

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
*Jeffrey S. Berg	57

Mr. Berg has served as a director since February 1997. He has been a member of the Committee on Compensation and Management Development (the “Compensation Committee”) since October 2001, a member of the Nomination and Governance Committee

(the “Governance Committee”) since October 2001 and served on the Finance and Audit Committee (the “F&A Committee”) from April 1997 to October 2001. Mr. Berg has been an agent in the entertainment industry for over 35 years and Chairman and Chief Executive Officer (“CEO”) of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

*H. Raymond Bingham	59	Mr. Bingham has served as a director and a member of the F&A Committee since November 2002. He has been a member and Chairman of the Independent Committee for Review of Interested Transactions (the “Independent Committee”) since July 2003. Mr. Bingham is Executive Chairman of the Board of Directors of Cadence Design Systems, Inc. (“Cadence”), a supplier of electronic design automation software and services, and has served as a director of Cadence since November 1997. Prior to becoming Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Before joining Cadence in 1993, Mr. Bingham served, for eight years, as Executive Vice President and Chief Financial Officer for Red Lion Hotels, Inc., where he was also responsible for corporate business development. Mr. Bingham also serves as a director of KLA Tencor Corporation, Onyx Software Corporation and Freescale Semiconductor, Inc.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Keith G. Block	43	Mr. Block has been Executive Vice President, North America Sales and Consulting since September 2002 and Executive Vice President, North America Consulting since February 2002. Mr. Block served as Senior Vice President of North America Commercial Consulting and Global Service Lines from June 1999 until January 2002. He served as Senior Vice President of the Commercial Consulting Practice from April 1999 until May 1999. Mr. Block was Group Vice President, East Consulting from June 1997 until March 1999. Prior to joining Parent in 1986, Mr. Block was a Senior Consultant at Booz, Allen and Hamilton.

*Michael J. Boskin	59	Dr. Boskin has served as a director since April 1994. He has been a member of the F&A Committee and the Governance Committee since July 1994, a member of the Compensation Committee since July 1995 and a member of the Acquisition Committee since June 2003. He served on the Independent Committee from October 1999 to July 2003. He was elected Chairman of the Compensation Committee by the Board in July 1997 and Chairman of the Governance Committee in October 2001. Dr. Boskin is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is CEO and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also serves as a director of Exxon Mobil Corporation, First Health Group Corp. and Vodafone Group, PLC.

*Safra Catz	42	Ms. Catz has served as a director since October 2001. She has been a President since January 2004. She served as an Executive Vice President from November 1999 to January 2004 and served as a Senior Vice President between April 1999 and October 1999. Prior to joining Parent, Ms. Catz was employed by Donaldson, Lufkin & Jenrette, a global investment bank, where she was a Managing Director from February 1997 to March 1999.

Daniel Cooperman	53	Mr. Cooperman has been Senior Vice President, General Counsel and Secretary since February 1997. Prior to joining Parent, Mr. Cooperman had been associated with the law firm of McCutchen, Doyle, Brown & Enersen (which has since become Bingham McCutchen LLP) from October 1977 and had served as a partner since June 1983. From September 1995 until February 1997, Mr. Cooperman was Chair of the law firm’s Business and Transactions Group and from April 1989 through September 1995, he served as Managing Partner of the law firm’s San Jose office.

*Lawrence J. Ellison	60	Mr. Ellison has been CEO and a director since he founded Parent in June 1977. Mr. Ellison served as Chairman of the Board from June 1995 until January 2004 and from May 1990 until October 1992. He served as President from May 1978 to June 1996. Mr. Ellison has been a member of the Executive Committee since December 1985.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
*Hector Garcia-Molina	50	Mr. Garcia-Molina has served as a director since October 2001. Mr. Garcia-Molina has been a member of the Special Litigation Committee since February 2002. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and has served as Chairman of the Department of Computer Science since January 2001. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was Director of the Computer Systems Laboratory at Stanford University. Mr. Garcia-Molina also serves as a director of Kintera Inc.

Sergio Giacoletto	54	Mr. Giacoletto has been Executive Vice President for Europe, Middle East and Africa since June 2000 and Senior Vice President, Business Solutions, since November 1998. He was Vice President, Alliances and Technology from March 1997 to November 1998. Before joining Parent, he was President of AT&T Solutions for Europe since August 1994. Previously, he spent 20 years with Digital Equipment Corporation in various positions in European marketing and services.

*Joseph A. Grundfest	52	Mr. Grundfest has served as a director since October 2001. Mr. Grundfest has been a member and Vice Chairman of the F&A Committee since October 2001, a member of the Special Litigation Committee since February 2002 and a member of the Acquisition Committee since June 2003. He served on the Independent Committee from January 2002 until July 2003. He is the William A. Franke Professor of Law and Business at Stanford Law School, where he has been on the faculty since January 1990. Prior to that, Mr. Grundfest was a Commissioner of the SEC from 1985 until 1990.

*Jeffrey O. Henley	59	Mr. Henley has been Chairman of the Board since January 2004 and a director since June 1995. Mr. Henley served as an Executive Vice President and Chief Financial Officer from March 1991 until July 2004. He has been a member of the Executive Committee since July 1995. Prior to joining Parent, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. He also serves as a director of CallWave, Inc.

*Jack F. Kemp	69	Mr. Kemp has served as a director since December 1996 and previously served as a director from February 1995 until September 1996. He has been a member of the Independent Committee since July 2003. Mr. Kemp has been a Co-Chairman of FreedomWorks Empower America, a non-profit grassroots advocacy organization, since July 2004. From January 1993 until July 2004, Mr. Kemp was Co-Director of Empower America, which merged with Citizens for a Sound Economy to form FreedomWorks in July 2004. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Hawk Corporation and IDT Corporation.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
*Donald L. Lucas	74	Mr. Lucas has served as a director since March 1980. He has been Chairman of the Executive Committee since December 1985 and Chairman of the F&A Committee since 1987. Mr. Lucas has been a member of the Compensation Committee since October 1992, a member of the Governance Committee since December 1996, a member of the Independent Committee since October 1999 and a member of the Acquisition Committee since June 2003. He was Chairman of the Board from October 1980 to May 1990. He has been a self-employed venture capitalist since 1960. He also serves as a director of Cadence, Macromedia, Inc., PDF Solutions, Inc. and 51job, Inc.

Jennifer L. Minton	43	Ms. Minton has been Senior Vice President, Finance and Operations since October 2001. She served as Senior Vice President and Corporate Controller from April 2000 to September 2001 and Vice President and Corporate Controller from November 1998 to March 2000. Ms. Minton joined Parent in May 1989 and has held various positions in the finance organization including Assistant Corporate Controller and was Vice President since August 1995.

*Charles E. Phillips, Jr.	45	Mr. Phillips has been a President since January 2004 and has been a director since January 2004. Mr. Phillips was Executive Vice President, Strategy, Partnerships, Business Development from May 2003 to January 2004. Prior to joining Parent, Mr. Phillips was with Morgan Stanley & Co, Incorporated, where he was a Managing Director from November 1995 to May 2003 and a Principal from December 1994 to November 1995. From 1986 to 1994, Mr. Phillips worked at various investment banking firms on Wall Street. Prior to that, Mr. Phillips served as a Captain in the United States Marine Corps as an information technology officer. Mr. Phillips also serves as a director of Viacom Inc. and 51job, Inc.

Michael Rocha	39	Mr. Rocha has been Executive Vice President, Global Support Services since December 2002 and served as Senior Vice President, Global Support Services & Platform Technologies from December 2001 to November 2002. Mr. Rocha joined Parent in 1989 and has held various positions in business planning, engineering and product management including Senior Vice President, Platform Technologies from August 1998 to November 2001 and Vice President, Porting Technologies from September 1997 to July 1998.

Juergen Rottler	38	Mr. Rottler has been Executive Vice President for Oracle On Demand since September 2004. Prior to joining Parent, he served as Senior Vice President, Public Sector, Customer Solutions Group at Hewlett-Packard Company (“HP”) from December 2003 to September 2004, where he was responsible for HP’s worldwide Public Sector, Health and Education business. Mr. Rottler was Vice President, HP Services Worldwide Sales and Marketing from May 2003 to December 2003, Vice President, HP Services Worldwide Marketing, Strategy and Alliances from May 2002 to May 2003, Vice President and General Manager, HP Services North America from April 2000 to May 2002, and Business Unit General Manager, OpenView Software Business Unit at HP from November 1999 to April 2000.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Charles A. Rozwat	56	Mr. Rozwat has been Executive Vice President, Server Technologies since November 1999 and served as Senior Vice President, Database Server from December 1996 to October 1999. Mr. Rozwat served as Vice President of Development from May 1995 to November 1996. Prior to joining Parent, he spent 17 years in various positions at Digital Equipment Corporation.

Derek H. Williams	59	Mr. Williams has been Executive Vice President, Asia Pacific since October 2000 and Senior Vice President, Asia Pacific from July 1993 to October 2000. Mr. Williams served as Vice President, Asia Pacific, from April 1991 to July 1993. Mr. Williams joined Oracle United Kingdom in October 1988 and served as Regional Director, Strategic Accounts from October 1988 to April 1991.

Ronald A. Wohl	44	Mr. Wohl has been Executive Vice President, Applications Development since November 1999 and served as Senior Vice President, Applications Development, from December 1992 to October 1999. From September 1989 until December 1992, Mr. Wohl was Vice President and Assistant General Manager of the Systems Product Division. Mr. Wohl joined Parent in 1986.

Harry L. You	45	Mr. You has been Executive Vice President and Chief Financial Officer since July 2004. Prior to joining Parent, Mr. You was Chief Financial Officer of Accenture Ltd, a global management consulting, technology services and outsourcing company, from June 2001 to July 2004. Prior to Accenture, Mr. You was with Morgan Stanley & Co., Incorporated, a global investment bank, where he was a Managing Director from December 2000 to June 2001 and a Principal from March 1996 to December 2000.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is care of Oracle Corporation, 500 Oracle Parkway, Redwood City, CA 94065. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. None of the directors and officers of the Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Directors and Executive Officers of the Purchaser

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
*Safra Catz	42	Ms. Catz has been the President of the Purchaser since June 2003. She has been a director of the Purchaser since June 2003. She has served as a director of Parent since October 2001. She has served as President of Parent since January 2004. She was an Executive Vice President of Parent from November 1999 to January 2004 and served as a Senior Vice President between April 1999 and October 1999. Prior to joining Parent, Ms. Catz was employed by Donaldson, Lufkin & Jenrette, a global investment bank, where she was a Managing Director from February 1997 to March 1999.

Jeffrey O. Henley	59	Mr. Henley has been the Chief Financial Officer and the Treasurer of the Purchaser since June 2003. He has been Chairman of the Board of Parent since January 2004 and a director of Parent since June 1995. Mr. Henley served as an Executive Vice President and Chief Financial Officer of Parent from March 1991 until July 2004. He has been a member of Parent’s Executive Committee since July 1995. Prior to joining Parent, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. He also serves as a director of CallWave, Inc.

*Daniel Cooperman	53	Mr. Cooperman has been the Secretary of the Purchaser since June 2003. He has been a director of the Purchaser since June 2003. He has been Senior Vice President, General Counsel and Secretary of Parent since February 1997. Prior to joining Parent, Mr. Cooperman had been associated with the law firm of McCutchen, Doyle, Brown & Enersen (which has since become Bingham McCutchen LLP) from October 1977 and had served as a partner since June 1983. From September 1995 until February 1997, Mr. Cooperman was Chair of the law firm’s Business and Transactions Group and from April 1989 through September 1995, he served as Managing Partner of the law firm’s San Jose office.

Facsimile copies of the Amended and Restated Letter of Transmittal will be accepted. The Amended and Restated Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Mail:	By Overnight Courier:	By Hand:
59 Maiden Lane	59 Maiden Lane	59 Maiden Lane
New York, New York 10038	New York, New York 10038	New York, New York 10038

By Facsimile:
(718) 234-5001

Confirm Facsimile Transmission:
(By Telephone Only)
Toll Free: (877) 248-6417

If you have questions or need additional copies of this Amended and Restated Offer to Purchase and the Amended and Restated Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

or

Call Toll-Free (800) 322-2885

E-MAIL: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, New York 10010-3629

Call Toll Free: (800) 881-8320